Exhibit 10.1

FOURTH AMENDMENT TO THIRD AMENDED
AND RESTATED LOAN AGREEMENT AND OTHER LOAN DOCUMENTS

This FOURTH AMENDMENT TO THIRD AMENDED AND RESTATED LOAN AGREEMENT AND OTHER LOAN DOCUMENTS (this “Fourth Amendment”) dated as of November 8, 2022, among (1) ONE LIBERTY PROPERTIES, INC., a Maryland corporation, having its principal place of business at 60 Cutter Mill Road, Suite 303, Great Neck, New York 11021 (“Borrower”), (2) VNB NEW YORK, LLC, a New York limited liability company (as successor by merger to VNB New York Corp., as assignee of Valley National Bank, Merchants Bank Division), and VNB NEW YORK, LLC, a New York limited liability company, as assignee of Valley National Bank, successor-by-merger to Bank Leumi USA, collectively, as a lender, having an office at 1 Penn Plaza, 46th Floor, New York, New York 10119 (in such capacity, “VNB”), (3) MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as successor-by-merger to People’s United Bank, National Association, collectively, as a lender, having an office at 350 Park Avenue, New York, New York 10022 (in such capacity, “M&T”), and (4) MANUFACTURERS AND TRADERS TRUST COMPANY, as administrative agent (together with its successors and assigns, “Administrative Agent”) on behalf of VNB, M&T and the other Lenders (as defined in the Loan Agreement (as hereinafter defined)). Capitalized terms not otherwise defined in this Fourth Amendment shall have the meanings ascribed to them in the Loan Agreement.

RECITALS

WHEREAS, Borrower, Administrative Agent and Lenders have heretofore entered into that certain Third Amended and Restated Loan Agreement dated as of November 9, 2016, as amended by that certain First Amendment to Third Amended and Restated Loan Agreement and Other Loan Documents dated as of July 1, 2019, that certain Second Amendment to Third Amended and Restated Loan Agreement and Other Loan Documents dated as of July 8, 2020, and that certain Third Amendment to Third Amended and Restated Loan Agreement and Other Loan Documents dated as of March 3, 2021, effective as of February 28, 2021 (as amended from time to time, collectively, the “Loan Agreement”); and

WHEREAS, Borrower, Administrative Agent and Lenders desire to amend and modify the Loan Agreement by revising certain of the covenants contained in the Loan Agreement all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, it is agreed as follows:

1. Section 1.01 of the Loan Agreement is hereby amended by amending and restating the following definitions in their entirety to read as follows:

“Applicable Margin” shall mean, with respect to each calendar quarter, the following percentage points, (a) determined in accordance with the following table from information provided to Administrative Agent in the compliance certificate delivered for such calendar quarter on the Compliance Certificate Delivery Date applicable to such calendar quarter and (b) reset for such calendar quarter on the Applicable Margin Reset Date applicable to such calendar quarter; provided, however, that notwithstanding the foregoing, in the event Borrower is required to deliver a new compliance certificate for such calendar quarter in accordance with the terms of Section 5.01(b)(vi)(B)(2) hereof, and, as a result thereof, the ratio of Total Debt to Total Value as calculated by Borrower as of any applicable date was inaccurate and a correct calculation thereof would have resulted in a different Applicable Margin for such calendar quarter, then (i) the Applicable Margin for such calendar quarter shall be (A) re-calculated as of the delivery date of such new compliance certificate and (B) deemed effective retroactive as of the Applicable Margin Reset Date applicable to such calendar quarter and (ii) (x) Borrower shall promptly pay to Administrative Agent any interest owed to Lenders as a result of such recalculation of the Applicable Margin or (y) Administrative Agent shall credit Borrower for any over-payment of interest as a result of such recalculation of the Applicable Margin, as applicable:

Ratio of Total Debt to Total Value (expressed as a percentage)	Applicable Margin
Greater than 60%	2.75%
Equal to or less than 60%, but greater than 55%	2.50%
Equal to or less than 55%, but greater than 50%	2.00%
Equal to or less than 50%	1.75%

“Business Day” shall mean any day other than Saturday, Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by law or other governmental action to remain closed for business.

“Default Rate” shall mean, during the continuance of an Event of Default, a rate of interest per annum equal to (a) in respect of the principal amount of Floating Rate Loans, 3% in excess of the Floating Rate as in effect from time to time, and (b) in respect of the principal amount of SOFR Loans, 3% in excess of the SOFR Loan Rate in effect thereon at the time of such default until the end of the then current Interest Period therefor and, thereafter, 3% in excess of the Floating Rate as in effect from time to time; and in respect of other amounts payable by any Borrower hereunder (including interest) not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period commencing on the due date until such other amounts are paid in full equal to 3% in excess of the Floating Rate as in effect from time to time, but in each case, in no event in excess of the maximum rate permitted by applicable law.

“Floating Rate” shall mean a rate of interest equal to the Base Rate.

“Total Secured Value” shall mean the value of Borrower’s, Guarantors’ and their respective Subsidiaries’ Encumbered Properties (other than New Encumbered Properties), calculated by capitalizing the Adjusted Net Operating Income thereof at a rate of 7.25%, plus the value of Borrower’s, Guarantors’ and their respective Subsidiaries’ New Encumbered Properties, calculated at the higher of (i) the capitalization of the Adjusted Net Operating Income thereof at a rate of 7.25% or (ii) the purchase price thereof; provided, however that such Encumbered Property must be improved and have a positive cash flow.

“Total Unsecured Value” shall mean the value of Borrower’s, Guarantors’ and their respective Subsidiaries’ Unencumbered Properties (other than New Unencumbered Properties), calculated by capitalizing the Adjusted Net Operating Income thereof at a rate of 7.25%, plus the value of Borrower’s, Guarantors’ and their respective Subsidiaries’ New Unencumbered Properties, calculated at the higher of (i) the capitalization of the Adjusted Net Operating Income thereof at a rate of 7.25% or (ii) the purchase price thereof, provided however that such Unencumbered Property must be improved and have a positive cash flow.

2. Section 1.01 of the Loan Agreement is hereby amended by deleting the following definitions:

“Adjusted LIBOR Rate”

“LIBOR Based Rate”

“LIBOR Interest Period”

“LIBOR Rate Loans”

“LIBOR Unavailability Condition”

“London Business Day”

“Reserve”

“Reserve Percentage”

“Servicing Fee”

“Super Required Lenders”

3. Section 1.01 of the Loan Agreement is hereby amended by adding the following new definitions (in the appropriate alphabetical order):

“Base Rate” means a rate per annum equal to the greater of (x) two (2) percentage points above the Prime Rate or (y) 3.25%.

“Benchmark” means the SOFR Rate or any subsequent Benchmark Replacement that has become effective hereunder.

“Benchmark Replacement” means the first alternative set forth in the order below that is applicable (based on the applicability restrictions below) and can be determined by Administrative Agent for the applicable Benchmark Replacement Date:

(1) The sum of (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(2) The sum of: (a) the alternate benchmark rate that has been selected by Administrative Agent and Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated or bilateral credit facilities and (b) the related Benchmark Replacement Adjustment;

provided that, if the Benchmark Replacement as so determined would be less than the current SOFR Index Floor (if any, the “Floor”), the Benchmark Replacement will be deemed to be such Floor for the purposes hereof.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such then-current Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definitions of “Business Day,” “U.S. Government Securities Business Day,” or “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that Administrative Agent decides in its commercially reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of the Loan).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (a) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2) in the case of clause (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the announced or stated date as of which all applicable tenors of such Benchmark will no longer be representative.

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased, or will cease on a specified date, to provide such Benchmark (or all tenors of such Benchmark applicable to the Loan), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any applicable tenors of such Benchmark or (b) all applicable tenors of such Benchmark are or as of a specified date will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and indicating that representativeness will not be restored.

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 2.03(e) hereof and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 2.03(e) hereof.

“CME” means CME Group Benchmark Administration Ltd. (or a successor administrator, if applicable).

“Daily Simple SOFR” means for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “i”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day, or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 pm (ET) on the second (2nd) U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website (and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred), then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to Borrower.

“Interest Period” means, as to any SOFR Loan, the applicable period of time (one month, subject to the following terms) during which a particular setting of the SOFR Rate remains in effect, with the first such Interest Period commencing on the date of this Agreement (or, as applicable, the date of the first advance of any SOFR Loan hereunder) and extending to but not including the next succeeding Rate Adjustment Date, with such Rate Adjustment Date and each Rate Adjustment Date thereafter constituting the beginning of each succeeding Interest Period; provided, however, that if a Rate Adjustment Date would fall on a day that is not a U.S. Government Securities Business Day, such Rate Adjustment Date (and the Interest Period extending to but not including such Rate Adjustment Date) shall be extended to the next succeeding U.S. Government Securities Business Day unless such next succeeding U.S. Government Securities Business Day would fall in the next calendar month, in which case such Rate Adjustment Date shall occur on the immediately preceding U.S. Government Securities Business Day (thereby shortening the prior Interest Period, accordingly). To the extent that the preceding clause results in either the extension or shortening of an Interest Period, Administrative Agent shall have the right (but not the obligation) to shorten or extend, respectively, the succeeding Interest Period so that the next succeeding Rate Adjustment Date shall occur on the intended calendar day, in accordance with the definition of Rate Adjustment Date.

“Rate Adjustment Date” means the effective date of a change in SOFR Rate, which date shall be, in each month, the calendar day of that month that corresponds with the Interest Payment Date in such month.

“Rate Determination Date” has the meaning set forth in the definition of “SOFR Rate” herein.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day, as published by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Index Floor” means 0.00%.

“SOFR Loan” means any loan or other advance of funds made to Borrower by Administrative Agent pursuant to this Agreement that accrues interest at the SOFR Loan Rate.

“SOFR Loan Rate” means a per annum rate equal to the sum of (a) the Applicable Margin, plus (b) the greater of (i) the applicable SOFR Rate, or (ii) the SOFR Index Floor as of the applicable Rate Determination Date.

“SOFR Rate” means, for the duration of any Interest Period with respect to a SOFR Loan, the rate per annum equal to Term SOFR published for the date that is two (2) U.S. Government Securities Business Days (the “Rate Determination Date”) prior to the commencement of such Interest Period. Notwithstanding the foregoing, if, as of 5:00 p.m. (ET) on any Rate Determination Date, Term SOFR has not been published, then the rate used will be such Term SOFR as published for the first preceding U.S. Government Securities Business Day so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Rate Determination Date.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR” herein.

“Term SOFR” means the 1-Month CME SOFR Term Reference Rate administered by CME (or any successor forward-looking term rate derived from SOFR published by any successor administrator thereof, as may be recommended by the Federal Reserve Bank of New York) and published on the applicable commercially available screen page as may be designated by Administrative Agent from time to time.

“Term SOFR Conforming Changes” means, with respect to the use or administration of Term SOFR, any technical, administrative or operational changes (including, without limitation, changes to the definitions of “Business Day,” “U.S. Government Securities Business Day,” or “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that Administrative Agent decides in its commercially reasonable discretion may be appropriate to reflect the adoption and implementation of Term SOFR and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of Term SOFR exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of the Loan).

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day other than Saturday, Sunday or other day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

4. Section 2.03 of the Loan Agreement is hereby amended and restated in its entirey as follows:

“SECTION 2.03 Interest.

(a) Interest Rate. Except as provided below, all Loans shall bear interest at the SOFR Loan Rate. The certificate of Administrative Agent as to any interest rate hereunder and the interest amounts payable by Borrower pursuant thereto shall, absent manifest error, be final, conclusive and binding on Borrower.

(b) Reserved.

(c) Interest Periods. SOFR Loans shall be for the Interest Period during which the SOFR Rate is applicable; provided, however, that if the Interest Period would otherwise end on a day which shall not be a Business Day, such Interest Period shall be extended to the next preceding or succeeding Business Day as is customary in the market to which such SOFR Loan relates. All accrued and unpaid interest on a SOFR Loan shall be paid monthly in accordance with Section 2.08. Notwithstanding anything herein contained to the contrary, no Interest Period with respect to any of the Revolving Credit Loans may end after the Maturity Date and such Loans shall accrue interest at the Floating Rate from the end of the last Interest Period until the Maturity Date. SOFR Loans shall automatically be extended and renewed as of the last day of the Interest Period to a new SOFR Loan.

(d) Adjustments. If any Lender advises Administrative Agent that it is incurring increased costs for making or maintaining SOFR Loans due to changes in applicable law or regulation or the interpretation thereof as described below, then the SOFR Rate may be automatically adjusted by Administrative Agent on a prospective basis to take into account the increased costs of the applicable Lenders in making or maintaining SOFR Loans hereunder due to changes in applicable law or regulation or the interpretation thereof occurring subsequent to the commencement of the then applicable Interest Period, including, but not limited to, changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor or other applicable governing body), that increase the cost to the Lenders of funding their SOFR Loans. Administrative Agent shall promptly give Borrower notice of such a determination and adjustment, which determination shall be prima facie evidence of the correctness of the fact and the amount of such adjustment and shall be binding on Borrower absent manifest error provided such determination and adjustment are consistent with Administrative Agent’s treatment of similarly situated commercial customers party to similar commercial credit facility agreements.

(e) Inability to Determine SOFR; Effect of Benchmark Transition Event.

(i) Inability to Determine SOFR. If Administrative Agent shall in good faith determine (which determination shall be conclusive and binding on Borrower) absent manifest error that for any reason the SOFR Rate cannot be determined, other than as a result of a Benchmark Transition Event, Administrative Agent will give notice of such determination to Borrower. Thereafter, Administrative Agent may not make or maintain the Loan at the SOFR Rate until Administrative Agent revokes such notice in writing, and until such revocation, Administrative Agent may convert the applicable interest rate to the Floating Rate, subject to the provisions below.

(ii) Benchmark Replacement. Notwithstanding anything to the contrary contained herein or in any Loan Document, upon the occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date prior to any setting of the then-current Benchmark, (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date in connection with a Benchmark Transition Event, such Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of such Benchmark setting and subsequent Benchmark settings without any amendment or further action or consent of any other party hereto, and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, Administrative Agent may unilaterally amend the terms of this Agreement to replace the then-current Benchmark with a Benchmark Replacement, with any such amendment to become effective as soon as practicable for Administrative Agent and upon notice to Borrower, without any further action or consent of Borrower. No replacement of the then-current Benchmark with a Benchmark Replacement pursuant to clause (y) above will occur prior to the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 180th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 180 days after such statement or publication, the date of such statement or publication). Borrower shall pay all out-of-pocket costs (including reasonable attorneys’ fees) incurred by Administrative Agent and the Lenders in connection with any negotiation, documentation or enforcement of the terms hereof or any related matters contemplated in this Section 2.03(e).

(iii) Benchmark Replacement Conforming Changes. In connection with the implementation or administration of a Benchmark Replacement, Administrative Agent will have the right to make Benchmark Replacement Conforming Changes in its commercially reasonable discretion from time to time and, notwithstanding anything to the contrary in this Agreement or in any Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Borrower or any other party hereto. Administrative Agent shall not be liable to Borrower for any Benchmark Replacement Conforming Changes made by Administrative Agent in good faith.

(iv) Notices; Standards for Decisions and Determinations. Administrative Agent will provide notification to Borrower (which may at Administrative Agent’s discretion be electronic, part of a billing statement, a general notice to customers or other communication) of the implementation of any Benchmark Replacement and the effectiveness of any Benchmark Replacement Conforming Changes, within a reasonable time prior to such implementation and effectiveness, as applicable. Any determination, decision or election that may be made by Administrative Agent pursuant to this Section 2.03(e), including, without limitation, any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding upon Borrower and any other parties hereto absent manifest error and may be made in Administrative Agent’s sole discretion and without consent from Borrower or any other party hereto, except, in each case, as expressly required pursuant to this Section 2.03(e), and shall not be the basis of any claim of liability of any kind or nature against Administrative Agent by any party hereto, all such claims being hereby waived individually by each party hereto.

(v) Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement is determined in accordance with this Section 2.03(e), Borrower may revoke (as applicable) any pending request for an advance/borrowing of, conversion to, or continuation of a loan based on the SOFR Rate (or the then-current Benchmark) to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request (as applicable) into a request for an advance/borrowing of or conversion to a loan that shall accrue interest at the Base Rate.

(vi) No Liability. Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (i) the continuation of, administration of, submission of, calculation of or any other matter related to the Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability (except as may be expressly provided for in this Fourth Amendment), or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Benchmark, in each case pursuant to the terms hereof, and shall have no liability to Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(f) Term SOFR Matters

(i) In connection with the use or administration of Term SOFR, Administrative Agent will have the right to make Term SOFR Conforming Changes, in good faith, from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Term SOFR Conforming Changes will become effective without any further action or consent of Borrower or any other party hereto. Administrative Agent will promptly notify Borrower of the effectiveness of any Term SOFR Conforming Changes.

(ii) Borrower acknowledges and understands that (i) Term SOFR is established, administered and regulated by third parties, and its continuing existence and ongoing viability as a source and basis for establishing contractual interest rates is entirely outside the control of Administrative Agent, (ii) Term SOFR is a derivative of SOFR, based on expectations derived from the derivatives markets and dependent upon derivatives market liquidity, (iii) certain industry groups have advised that Term SOFR is not recommended for all financing facilities, and (iv) Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (x) the continuation of, administration of, submission of, calculation of or any other matter related to Term SOFR, or any component definition thereof or rates referenced in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement) or (y) the effect, implementation or composition of any Term SOFR Conforming Changes. Notwithstanding the above, Borrower has knowingly and voluntarily requested and/or accepted utilization of Term SOFR for all purposes provided for herein, accepting any inherent risks associated with such utilization, and hereby waives any claims or defenses against Administrative Agent or any Lender in connection therewith.

(iii) Unless Administrative Agent shall otherwise and in its sole discretion consent in writing, if an Event of Default has occurred and is continuing, Administrative Agent, in its sole discretion, may convert the applicable interest rate from the SOFR Loan Rate to the Base Rate, and each reference in this Agreement to the SOFR Loan Rate shall be deemed to be a reference to the Base Rate. Nothing herein shall be construed to be a waiver by Administrative Agent of its right to have the outstanding principal balance accrue interest at the Involuntary Rate, accelerate the Debt and/or exercise any other remedies available to Administrative Agent under the terms hereof, the other Loan Documents or applicable law.

(iv) Except as otherwise provided herein, during the time of any conversion of the SOFR Loan Rate to the Base Rate, whether temporary or permanent, and whether pursuant to a Default, Event of Default or otherwise, and without compromising any other rights and remedies of Administrative Agent, and in the absence of Administrative Agent exercising any such other rights or remedies as may be applicable, Borrower shall continue to repay all indebtedness in accordance with the terms of this Agreement. The determination by Administrative Agent of the foregoing amounts shall, in the absence of manifest error, be conclusive and binding upon Borrower.

(g) Illegality. If the introduction of any law (statutory or common), treaty, rule, regulation, guideline or determination of an arbitrator or of a governmental authority or in the interpretation or administration thereof by any governmental authority charged with the administration or interpretation thereof, has made it unlawful, or any central bank or other governmental or regulatory authority has asserted that it is unlawful or otherwise impermissible for any Lender to make or maintain loans using the then-current Benchmark, then, on notice thereof by Administrative Agent to Borrower, Administrative Agent may (i) thereafter suspend the making of Loans hereunder using the then-current Benchmark until Administrative Agent shall have notified Borrower that the circumstances giving rise to such determination shall no longer exist, and (ii) convert the Benchmark for outstanding Loans hereunder to the Floating Rate, subject to the terms of the Section 2.03(e) hereof.

(h) Capital Adequacy. If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof or (ii) the compliance with any guideline or request from any central bank or other governmental authority (where or not having the force of law) issued after the date hereof (each, a “Change of Law”), there shall be any increase in the cost to any Lender of making, funding, or maintaining Loans, then Borrower shall, from time to time, upon such Lender’s demand, pay to Lender additional amounts sufficient to compensate such Lender for such increased cost. In addition, if such Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued after the date hereof affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of loans hereunder, then, upon such Lender’s demand, Borrower shall immediately pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of loans hereunder. Notwithstanding anything to the contrary herein contained, Borrower shall not be required to compensate such Lender for any increased costs or increased capital incurred more than ninety (90) days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or increased capital and of such Lender’s intention to claim compensation therefor.

5. Section 2.06 of the Loan Agreement is hereby amended by replacing the last sentence of said section with the following sentence:

“No Lender shall advance, and Borrower shall not request, Renovation Expense Loans and Operating Expense Loans which, in the aggregate, exceed the lesser of (x) $40,000,000 or (y) 40% of the Borrowing Base.”

6. Section 2.07(a) of the Loan Agreement is hereby amended by extending the Maturity Date from “December 31, 2022” to “December 31, 2026”.

7. Sections 2.07(e), (f) and (g) of the Loan Agreement are hereby amended and restated in their entirey to read as follows:

“(e) Except as set forth in Section 2.03(e) and Section 2.03(f) hereof, and except as may be otherwise expressly directed by Borrower, provided no Event of Default exists or is continuing, all payments and repayments made pursuant to the terms hereof shall be applied first to Floating Rate Loans permitted under the terms of this Agreement, and shall be applied to SOFR Loans only to the extent any such payment exceeds the principal amount of Floating Rate Loans outstanding at the time of such payment.

(f) Except for borrowings which exhaust the full remaining amount of the Commitment or prepayments which result in the prepayment of all SOFR Loans and/or all Floating Rate Loans, each borrowing and prepayment of a SOFR Loan shall be in a minimum amount of $100,000.00, and each borrowing and prepayment of a Floating Rate Loan, to the extent permitted under this Agreement, shall be in a minimum amount of $50,000.00 and in increased integral multiples of $10,000.00.

(g) Borrower hereby indemnifies Lenders against any loss (each, a “Loss”) or reasonable out-of-pocket expenses which any Lender may sustain or incur as a consequence of (i) the receipt or recovery by a Lender whether by voluntary prepayment, acceleration or otherwise, of all or any part of a SOFR Loan other than on the last day of any Interest Period applicable to such Loan, (ii) the conversion of a SOFR Loan prior to the last day of any Interest Period applicable to such SOFR Loan, (iii) the failure to borrow any SOFR Loan after agreement shall have been reached with respect to the Interest Period therefor, or (iv) any failure by Borrower to borrow a SOFR Loan on the date specified by Borrower’s written notice. Borrower shall pay to each applicable Lender a yield maintenance fee (the “Yield Maintenance Fee”) as payment in full in respect of each such Loss, if any, computed as follows:

(x) The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the maturity date of the term chosen pursuant to the Interest Period as to which the prepayment is made, shall be subtracted from the “Cost of Funds” component of the fixed rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no Yield Maintenance Fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the Interest Period as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the number of days remaining in the designated term and using the above-referenced United States Treasury security rate and the number of days remaining in the term chosen pursuant to the Interest Period as to which the prepayment is made. The resulting amount shall be the Yield Maintenance Fee due to the applicable Lender upon prepayment of the SOFR Loan.

(y) “Cost of Funds” as used herein means, with respect to any such SOFR Loan, the SOFR Rate applicable thereto.

(z) If by reason of an Event of Default hereunder, Administrative Agent elects to declare the Loans to be immediately due and payable, then any Yield Maintenance Fee with respect to the Loans shall become due and payable in the same manner as though Borrower had been granted and had exercised a right of prepayment.”

8. Section 2.10 of the Loan Agreement is hereby amended and restated in its entirey as follows:

“SECTION 2.10 Use of Proceeds. The proceeds of the Revolving Credit Loans shall be used for (i) the acquisition of a Property; (ii) the repayment (in whole or in part) of existing mortgage debt on a Property; and (iii) Renovation Expense Loans and Operating Expense Loans in the aggregate not to exceed the lesser of (x) $40,000,000 or (y) 40% of the Borrowing Base. No part of the proceeds of any Loan may be used for any purpose that directly or indirectly violates or is inconsistent with, the provisions of Regulations T, U or X. Borrower shall not use, and shall take reasonable steps to ensure that none of its Subsidiaries and its or their respective directors, officers, employees and agents shall use, the proceeds of any Revolving Credit Loans (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country.”

9. Section 5.03 of the Loan Agreement is hereby amended and restated in its entirey as follows:

“SECTION 5.03 Financial Requirements. So long as any amount shall remain outstanding under the Revolving Credit Notes or so long as the Commitment shall remain in effect (unless Administrative Agent and each Lender shall otherwise consent in writing):

(a) Total Secured Debt to Total Value. Borrower and the Guarantors will maintain at all times, on a consolidated basis, a ratio of Total Secured Debt to Total Value of not greater than 0.55 to 1.00, such ratio to be tested quarterly.

(b) Total Debt to Total Value. Borrower and the Guarantors will maintain at all times, on a consolidated basis, a ratio of Total Debt to Total Value of not greater than 0.65 to 1.00, such ratio to be tested quarterly.

(c) Venture Interest Investments. Borrower and the Guarantors shall not permit, on a consolidated basis, its Investment in Venture Interests to exceed $37,500,000.00, of which no more than $12,500,000.00 may be invested in any single Venture Interest, to be tested quarterly.

(d) Minimum Total Unsecured Value. Borrower and the Guarantors shall own at all times not less than fifteen (15) Unencumbered Properties having a minimum Total Unsecured Value in the aggregate amount of $100,000,000.

(e) Fixed Charge Coverage Ratio. Borrower and the Guarantors will not permit the ratio of (a) Consolidated EBITDA for any fiscal quarter, to (b) Fixed Charges for such period, to be less than 1.50 to 1.00. Notwithstanding the foregoing, non-compliance with this Section 5.03(e) shall only constitute an Event of Default if such non-compliance occurs for two consecutive fiscal quarters.

(f) Tangible Net Worth. Borrower will maintain a Tangible Net Worth, to be tested quarterly, of not less than the sum of (i) $200,000,000 plus (ii) an amount equal to 80% of all future equity raises (which, for avoidance of doubt, excludes awards or issuances of stock pursuant to Borrower’s employee stock incentive plan and/or share-based compensation program).

(g) Cash Position. Borrower will maintain average outstanding collected deposit balances of not less than $3,000,000, to be tested quarterly.

(h) Losses. Borrower shall not permit a Consolidated Net Deficit as of the end of any fiscal year.

(i) Debt Service Coverage Ratio. Permit Borrower’s, on a consolidated basis, ratio of (i) total Adjusted Net Operating Income, to (ii) Debt Service, to become less than 1.65 to 1.00, such ratio to be tested quarterly for the prior 12 month period.

10. Section 9.17 of the Loan Agreement is hereby deleted in its entirety and replaced with the marker “Reserved”.

11. Section 9.18(a) of the Loan Agreement is hereby amended by replacing the paranthetical which reads “(including reasonable attorneys’ fees and the Servicing Fee)” with “(including reasonable attorneys’ fees)”.

12. Schedule 1 annexed to the Loan Agreement is hereby amended and restated in its entirey as set forth on Exhibit A annexed hereto (the “Revised Lender Commitments Schedule”).

13. Exhibit B annexed to the Loan Agreement is hereby amended and restated in its entirey as set forth on Exhibit B annexed hereto.

14. Exhibit F annexed to the Loan Agreement is hereby amended and restated in its entirey as set forth on Exhibit E annexed hereto.

15. The effectiveness of this Fourth Amendment shall be expressly subject to receipt by Administrative Agent and Lenders of the following items:

(a)	a fully-executed Fourth Amendment;

(b)	a fully-executed Ratification and Confirmation of Guaranty in the form attached as Exhibit C (the “Guaranty Ratification”);

(c)	in furtherance of the revised Commitments set forth on the Revised Lender Commitments Schedule, (i) an Amended and Restated Revolving Credit Note in the principal amount of $40,000,000 made by Borrower in favor of VNB, and (ii) an Amended and Restated Revolving Credit Note in the principal amount of $60,000,000 made by Borrower in favor of M&T;

(d)	a fully-executed fee letter and payment by Borrower of all fees set forth therein;

(e)	payment of all reasonable, out-of-pocket costs and expenses incurred by Administrative Agent in connection with this Fourth Amendment;

(f)	payment to Administrative Agent’s and each Lender’s outside counsel for reasonable fees and expenses in connection with the preparation, negotiation and execution of this Fourth Amendment;

(g)	a satisfactory attorney opinion letter from Richard M. Figueroa, Senior Vice President and Legal Counsel of Borrower, (i) stating that Borrower is duly formed, fully qualified, validly existing and in good standing under the laws of the State of Maryland and the State of New York and is authorized and empowered, by signature of the undersigned, to enter into this Fourth Amendment and perform all of the terms, provisions, covenants and conditions hereof, and that in doing so, Borrower shall not be in violation of Borrower’s by-laws or any other agreement to which Borrower is a party, (ii) stating that each Guarantor is duly formed, fully qualified, validly existing and in good standing under the laws of their respective state of formation and each Guarantor is authorized and empowered, by signature of the undersigned, to enter into the Guaranty Ratification and perform all of the terms, provisions, covenants and conditions thereof, and that in doing so, each Guarantor shall not be in violation of such Guarantor’s formation or organizational documents or any other agreement to which such Guarantor is a party, (iii) regarding the validity and enforceability of this Fourth Amendment and the documents to be executed in connection herewith, and (iv) stating that there have been no changes to (x) Borrower’s certificate of incorporation or by-laws, other than as described in Borrower’s Proxy Statement dated April 22, 2020, Form 8-K dated July 7, 2020, Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 or (y) any Guarantor’s certificate of incorporation, formation or limited partnership, as applicable, or by-laws, operating agreement or partnership agreement, as applicable, in each instance, since the versions thereof delivered to Administrative Agent on November 9, 2016, other than as previously delivered to Administrative Agent in writing in accordance with Borrower’s periodic delivery requirements under the Loan Documents; and

(h)	such other agreements and instruments as Administrative Agent and Lenders reasonably deem necessary to carry out the terms and provisions of this Fourth Amendment.

16. Except as expressly provided in this Fourth Amendment, all of the terms, provisions, covenants and conditions of the Loan Documents (as such term is defined in the Loan Agreement), as the same may previously have been amended by the parties, shall be and remain in full force and effect as written, unmodified hereby. Borrower hereby further ratifies and acknowledges the continuing validity and enforceability of the Loan Documents as herein modified and the obligations evidenced thereby. In the event of any conflict between the terms, provisions, covenants and conditions of this Fourth Amendment and the Loan Documents, this Fourth Amendment shall control. Except as may be expressly provided in this Fourth Amendment, this Fourth Amendment shall not waive, suspend, diminish or impair the Loan Documents or the obligations, liabilities, liens or security interests represented thereby.

17. Borrower hereby represents and warrants that:

(a)	Except as set forth on replacement schedules attached hereto as Exhibit D, any and all of the representations, warranties and schedules (as such schedules may have been previously supplemented and/or modified from time to time in accordance with the Loan Agreement) contained in the Loan Agreement or any of the other Loan Documents are true and correct in all material respects on and as of the date hereof as though made on and as of such date except as follows: OLP Greensboro LLC is the tenant under a ground lease for certain theater property located in Greensboro, North Carolina, the rent for which is required to be paid on OLP Greensboro LLC’s behalf by Regal Cinemas, Inc. (“Regal”). Regal is the operating tenant at such property pursuant to a separate sublease agreement with OLP Greensboro LLC as landlord. On September 7, 2022, Regal, its parent company (Cineworld Group plc) and certain other affiliated companies each filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the United Stated Bankruptcy Court for the Southern District of Texas, and rental for the month of September has not been paid in full by Regal. OLP Indianapolis LLC and a Venture Interest of which OLP Manahawkin LLC is a member also own property leased to Regal or an affiliate thereof;

(b)	The execution of this Fourth Amendment, the delivery by Borrower to Administrative Agent of all monies, items and documents provided for herein, Borrower’s performance hereof and the transactions contemplated hereby have been duly authorized by the requisite action on the part of Borrower. This Fourth Amendment constitutes the valid and binding obligation of Borrower and is enforceable against Borrower in accordance with its terms, provisions, covenants and conditions, except as enforcement thereof may be limited by applicable laws affecting the enforcement of creditors’ rights generally;

(c)	Except as may previously have been expressly disclosed in writing by Borrower to Administrative Agent or the Lenders, no event has occurred and is continuing which constitutes an Event of Default under the Loan Agreement or under any of the other Loan Documents or which upon the giving of notice or the lapse of time or both would constitute an Event of Default;

(d)	As of the date hereof, Borrower is legally, validly and enforceably indebted to Lenders in the aggregate principal amount of $13,800,000, all of which amounts are due or will become due in accordance with the Loan Documents without offset, claim, defense, counterclaim or right of recoupment; and

(e)	Borrower hereby knowingly, voluntarily, intentionally, unconditionally and irrevocably waives, releases, and forever discharges Administrative Agent, Lenders, and Administrative Agent’s and Lenders’ parent, affiliates, subsidiaries (such persons or parties being hereinafter collectively referred to as “Lender Entities”) and Lender Entities’ agents, officers, directors, shareholders, partners, members and employees (Administrative Agent, Lenders and Lender Entities and such other persons or parties being herein collectively referred to as “Lender Parties”), from and against any and all rights, claims, counterclaims, actions or causes of action against Administrative Agent, Lenders and/or Lender Parties, arising out of Administrative Agent’s, Lenders’ and/or Lender Parties’ actions or inactions in connection with the Loan prior to the execution and delivery of this Fourth Amendment, or any security interest, lien or collateral then given/granted to Administrative Agent, Lenders and/or Lender Parties in connection therewith, as well as, to the extent arising out of such actions or inactions, any and all rights of set-off, defenses, claims, actions, causes of action and any other bar to the enforcement of this Fourth Amendment and/or the Loan Documents.

18.  This Fourth Amendment shall be governed and construed in accordance with the laws of the State of New York without reference to principles of conflicts of law.

19. No modification or waiver of or with respect to any provisions of this Fourth Amendment and all other agreements, instruments and documents delivered pursuant hereto or thereto, nor consent to any departure by Administrative Agent or Lenders from any of the terms or conditions thereof, shall in any event be effective unless it shall be in writing and executed in accordance with the provisions of the Loan Agreement, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No consent to or demand on Borrower in any case shall, of itself, entitle Borrower to any other or further notice or demand in similar or other circumstances.

20. The provisions of this Fourth Amendment are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in the Fourth Amendment in any jurisdiction.

21. This Fourth Amendment may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of this Fourth Amendment (or counterparts hereof) by pdf electronic transmission shall be effective with the same effect as delivery of original signatures.

22. This Fourth Amendment shall be binding upon and inure to the benefit of Borrower and its successors and to the benefit of Administrative Agent, Lenders and their respective successors and assigns. The rights and obligations of Borrower under this Fourth Amendment shall not be assigned or delegated without the prior written consent of Administrative Agent and Lenders, and any purported assignment or delegation without such consent shall be void.

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IN WITNESS WHEREOF, the undersigned have caused this Fourth Amendment to be duly executed and delivered as of the date first above written.

BORROWER:

ONE LIBERTY PROPERTIES, INC.

By:
Mark H. Lundy
Senior Vice President

[SIGNATURES CONTINUE ON NEXT PAGE]

LENDER:

VNB NEW YORK, LLC

By:
Andrew Baron
First Vice President

[SIGNATURES CONTINUE AND END ON NEXT PAGE]

LENDER:

MANUFACTURERS AND TRADERS
TRUST COMPANY

By:
Name: Brennan Keating
Title: Senior Vice President

ADMINISTRATIVE AGENT:

MANUFACTURERS AND TRADERS
TRUST COMPANY

By:
Name: Brennan Keating
Title: Senior Vice President